SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

THE OILGEAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Oilgear

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
on May 11, 2004

        The Annual Meeting of Shareholders of THE OILGEAR COMPANY (the “Company”) will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, May 11, 2004, at 2:00 P.M. (Milwaukee Time), for the following purposes:

(1)	To elect three directors, for terms expiring in the year 2007; and

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on April 2, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote.

        You will greatly assist the Company in conducting its Annual Meeting if you will indicate your voting directions, sign and date the accompanying proxy and promptly return it in the enclosed postpaid envelope. Your proxy may be revoked at any time prior to its exercise and will not be used if you attend the meeting and vote in person.

        A copy of the Annual Report on Form 10-K for the year ended December 31, 2003 and a Proxy Statement accompany this Notice.

By Order of the Board of Directors,
Thomas J. Price Corporate Secretary
Milwaukee, Wisconsin April 12, 2004

THE OILGEAR COMPANY 2300 South 51st Street Post Office Box 343924 Milwaukee, WI 53234-3924	Telephone: 414/327-1700 Fax: 414/327-0352

THE OILGEAR COMPANY
2300 South 51st Street
Milwaukee, Wisconsin 53219

_________________

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
on
May 11, 2004

_________________

SOLICITATION AND VOTING

        The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the “Company” or “Oilgear”). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares that such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, electronic mail, telegraph or facsimile, by officers and by regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about April 12, 2004.

        Only the holders of shares of Oilgear common stock, $1.00 par value (the “Common Stock”), at the close of business on April 2, 2004, the record date, will be entitled to vote at the meeting. On the record date, the Company had 1,957,898 outstanding shares of Common Stock.

        Each shareholder of record is entitled to one vote for each share of stock standing in the holder’s name on the books of the Company on the record date with regard to the election of directors and any other matter that may be properly presented at the meeting. There is no cumulative voting.

        If you are a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan (collectively, the “Plans”), the proxy card will also serve as a voting instruction with respect to the shares of Common Stock allocated to your Plan account. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion as the proportion of instructed votes for the applicable Plan. If you participate in both Plans or maintain accounts under different names (e.g., with and without a middle initial), you may receive more than one set of proxy materials. To ensure that all shares are voted, you must sign and return every proxy card you receive.

        A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In all other matters the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders, provided a quorum is present in person or by proxy at the meeting.

        The Inspectors of Election appointed by the Board of Directors will count the votes and ballots. Abstentions are considered shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. Consequently, any shares that are represented at the meeting but abstain or are not voted (whether by withheld authority or otherwise) have no effect in the election of directors, but abstentions will have the same effect as a “no” vote on other matters. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has discretion to vote the beneficial owner’s shares with respect to the election of directors but generally would not have discretion to vote as to any other matters. Proxies that are properly signed and received by the Company but that include no voting direction with regard to nominees for director will be voted “for” all nominees. Any broker or nominee “non-votes” with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. Withheld votes and broker non-votes will, however, count toward establishing a quorum if the shares are voted in person or by proxy with respect to the election of directors.

        You may vote either in person or by duly authorized proxy. You may revoke a proxy at any time prior to its exercise by providing the Secretary of the Company with oral or written notice of the revocation or by attending and voting at the meeting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. If you specify a choice by means of a ballot provided in the proxy, your shares will be voted as you instruct.

        A majority of the shares represented at the meeting, even if less than a majority of the outstanding stock, may adjourn the meeting from time to time without further notice.

ELECTION OF DIRECTORS

        The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at the meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected. Thus, one class of directors (three of the nine directors) is nominated for election at the 2004 Annual Meeting. The balance of the directors were elected by the shareholders at the 2002 and 2003 annual meetings for terms expiring in 2005 and 2006, respectively, as shown in the table below.

        The class of directors consisting of Dale C. Boyke, Michael C. Sipek and Frank L. Schmit is nominated for election at the 2004 Annual Meeting for a term expiring in 2007.

        Proxies received will be voted for the election of the three nominees named for the term specified, unless otherwise instructed in the proxy form. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for substitute nominee(s) selected by the Board.

        The following table sets forth the principal occupations (for at least the last five years) and public company directorships of the three nominees for director and of the six directors whose terms of office will continue after the Annual Meeting.

Nominees for Term Expiring in 2007	Age	Director Since	Principal Occupation and Business Experience
DALE C. BOYKE	53	1998	Vice President – Marketing and Sales of Oilgear.

MICHAEL C. SIPEK(1)(2)(4)	51	1998	President and Chief Executive Officer, Western Industries (Manufacturing), since October 2002; President – Field Operations, Rexnord Corporation (manufacturing), August 2000-June 2002; President, Stearns Division of Rexnord Corporation, 1995-August 2000.

FRANK L. SCHMIT(1)(2)(3)	68	1976	Retired Chairman and Chief Executive Officer, Water Pollution Control Corp. (producer of wastewater treatment equipment), 1994 – January 1999.

Continuing Directors With Term Expiring in 2006
HUBERT BURSCH	64	1997	Vice President – European Operations of Oilgear.

ROGER H. SCHROEDER(1)	61	1999	Self-employed financial consultant since January 1999; retired Tax Partner in the Milwaukee office of KPMG LLP (accounting firm), 1966-1998; director of Runzheimer Inc.

DAVID A. ZUEGE(2)	62	1982	President and Chief Executive Officer of Oilgear.

Continuing Directors With Term Expiring in 2005	Age	Director Since	Principal Occupation and Business Experience
ROBERT D. DRAKE	49	2001	Vice President – International Operations of Oilgear.

MICHAEL H. JOYCE(2)(3)(4)	63	1999	President and Chief Operating Officer, Twin Disc, Incorporated (manufacturing), since 1991; director of Twin Disc, Incorporated and Woodward Governor Company.

THOMAS L. MISIAK(3)(4)	57	1996	Retired President, The Falk Corporation, a subsidiary of United Technology Corporation (manufacturing), 1992-2000.

__________________________

(1)	Member of the Audit Committee, which held four meetings in 2003. The Audit Committee is charged with the responsibilities of: serving as an independent and objective party to monitor the Company's financial reporting process and internal control system; reviewing and appraising the audit efforts of the Company's independent auditors; providing an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors; reviewing the performance of the Company's independent auditors; reviewing the Company's procedures for internal auditing and the adequacy of the Company's system of internal controls; reviewing and evaluating the independence of the independent auditors and approving services rendered by such auditors; considering the engagement, continuation or discharge of the independent auditors; establishing regular and separate systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments; and to review all related party transactions for potential conflict of interest situations on an ongoing basis as required by the Nasdaq's listing requirements and the Company's Code of Ethical Business Conduct.

(2)	Member of Executive Committee, which held no meetings separate from meetings of the entire Board of Directors in 2003. The primary function of the Executive Committee is to have authority to act in place of the entire Board of Directors if matters require immediate action between meetings of the entire Board of Directors.

(3)	Member of the Compensation Committee, which held two meetings in 2003. The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the Company and the corporate policies that pertain to those programs, to make recommendations to the Board of Directors regarding compensation of the Company's chief executive officer and other executive officers, and to administer The Oilgear Company 1992 Stock Option Plan (the "Option Plan").

(4)	Member of the Nominating Committee, which was established as a standing committee of the Board of Directors on March 10, 2004 and therefore did not meet in 2003. The principal function of the Nominating Committee is to propose nominees for the position of director of the Company.

Composition of the Board of Directors; Meetings

        The Board of Directors currently has nine members, divided into three classes, each class serving a staggered, three-year term. The Articles of Incorporation and Bylaws of the Company provide that the there shall be nine directors, divided into three classes with staggered, three-year terms, but that the number of directors may be increased or decreased from time to time and the size of a class of directors increased or decreased by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director.

        The Board of Directors held eight meetings during 2003. During the period in 2003 in which they served, all members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company's policy is that its Directors attend annual meetings of the shareholders. All Board members then in office attended the annual meeting of Oilgear shareholders held in May 2003. The Company's independent directors will continue to have regularly scheduled meetings, at least once each year, at which only independent directors are present, as is now required by the new rules of the Nasdaq Stock Market.

Director Independence

        At least a majority of the members of the Board must qualify as independent directors under the qualitative listing standards of Nasdaq. Each year the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that prevent independence under the Nasdaq listing standards, are considered to be independent directors.

        In accordance with the applicable Nasdaq rules, the Board has determined that the following directors qualify as independent directors: Messrs Joyce, Misiak, Schroeder, Sipek and Schmit, who are a majority of the Board of Directors. The Board concluded that none of these directors possessed the categorical relationships set forth in the Nasdaq standards that prevent independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee, Compensation Committee and Nominating Committee comprise only directors who have been determined to be independent. Because of their relationships with Oilgear, Messrs. Boyke, Bursch, Drake and Zuege have not been deemed to be independent directors at this time.

Shareholder Communications With the Board

        Shareholders wishing to communicate with the Board of Directors or with a particular Board member should address communications to the Board or to a particular Board member, c/o Corporate Secretary, The Oilgear Company, 2300 South 51st Street, P.O. Box 343924, Milwaukee, Wisconsin 53234-3924. All communications addressed to the Board or to a particular Director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board or its members.

Shareholder Recommendation or Nomination of Director Candidates

        The principal function of the newly created Nominating Committee is to propose nominees for the position of director. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by the candidate's name, contact information, biographical material, and qualifications, may be sent to the Nominating Committee c/o the Corporate Secretary of the Company at its corporate offices. From time to time, the Board may change the process through which shareholders may recommend candidates to the Nominating Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

CORPORATE GOVERNANCE

        The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the Securities and Exchange Commission and of The Nasdaq Stock Market on which its common stock is traded. In addition to Nasdaq rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and Bylaws; (b) the charters of its Board committees; and (c) the Company's Code of Ethical Business Conduct.

        The charters of our Audit Committee and Nominating Committee are attached to this proxy statement as Appendix A and Appendix B, respectively. The charter of our Compensation Committee is available in print to any shareholder upon request.

        The Company’s Code of Ethical Business Conduct (our “Code”) summarizes the ethical standards and expectations we have for all of our employees, officers and directors. It contains procedures for reporting suspected violations of the Code, including procedures for the reporting of complaints and concerns regarding accounting or auditing matters. The Code includes a special section applicable to directors and executive officers which includes ethical standards applicable to accounting, financial reporting, and public disclosures generally regarding the Company and its business. Any waiver of the Code requires approval of the disinterested members of the Board of Directors. A copy of our Code is available to any shareholder upon request. If we make any substantive amendment to the Code, we will disclose the nature of the amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, we will disclose the nature of the waiver in a current report on Form 8-K.

AUDIT COMMITTEE

        The Board of Directors adopted and approved a formal written charter for the Audit Committee in 2000 and amended that charter during 2003. A copy of the current charter of the Audit Committee is attached as Appendix A to this Proxy Statement. The Board of Directors has determined that each of the members of the Audit Committee (Messrs. Schmit, Schroeder and Sipek) is “independent,” as defined in the current listing standards of The Nasdaq Stock Market and the Securities and Exchange Commission rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of Oilgear or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit

Committee member satisfies the financial literacy requirements of The Nasdaq Stock Market and that Mr. Schroeder qualifies as an "audit committee financial expert" within the meaning of applicable rules of the Securities and Exchange Commission.

Audit Committee Report

        The Audit Committee oversees and monitors the participation of the Company's management and independent auditors throughout the financial reporting process.

        In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

•	reviewed and discussed the audited financial statements for the year ended December 31, 2003 with the Company's management;

•	discussed with KPMG LLP, the Company's independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AUss.380); and

•	received the written disclosure from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

        Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Frank L. Schmit
Roger H. Schroeder
Michael C. Sipek

Pre-Approval Policy

        Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of the independent auditor. In recognition of this responsibility, the following provision is included in the Audit Committee's charter: "To fulfill its responsibilities and duties the Audit Committee shall . . . approve in advance all audit services and non-audit services provided by the Company's independent accounting firm, subject to any de minimus exceptions authorized by the rules of the Nasdaq and SEC." No fees were paid to the independent auditor pursuant to the "de minimus" exception to the foregoing pre-approval policy.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2002 and 2003, and fees billed for other services rendered to the Company by KPMG LLP.

	2002	2003

Audit Fees(a)	$160,600	$305,300

Audit-Related Fees(b)	$105,300	54,400

Tax Fees(c)	14,400	57,800

All Other Fees	—	—

Total	$280,300	$417,500

_________________

(a)	Audit fees consisted of fees for professional services performed by KPMG for the audit of the Company’s financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(b)	Audit-related fees consisted principally of the audit of certain employee benefit plans, audits of foreign subsidiaries as required by local statutes and assistance with documents filed with the Securities and Exchange Commission.

(c)	Tax fees consisted of fees for professional services performed by KPMG with respect to tax compliance, tax advice, and tax planning.

        The Audit Committee considered the compatibility of the provision of the foregoing permitted non-audit services by KPMG LLP with the maintenance of KPMG LLP’s independence and concluded that such services were at all times compatible with maintaining that firm’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth information, as of March 15, 2004 (or other date as indicated), with respect to any person known to the Company to be the “beneficial owner” (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Common Stock:

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Class
Oilgear Stock Retirement Plan	287,607(1)	14.69%

Oilgear Savings Plus Plan	447,670(1)	22.87%

Oilgear Salaried Retirement Plan	236,555(1)	12.08%

FMR Corp.	190,000(2)	9.70%
82 Devonshire Street
Boston, MA 02109

David A. Zuege	425,975(3)	21.65%
2300 South 51st Street
Milwaukee, WI 53219

Thomas J. Price	357,916(3)	18.20%
2300 South 51st Street
Milwaukee, WI 53219

_________________

(1)	Held of record by the Trustee, Marshall & Ilsley Trust Company N.A., for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the Trustee disclaim beneficial ownership of the shares of Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of those shares allocated to participants’ accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those plans except to or upon the instructions of participants in accordance with the terms of such plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 3 below. The address of each of the plans is the Company’s address.

(2)	Based solely upon the information contained in the Schedule 13G report of FMR Corp. filed with the Securities and Exchange Commission on February 14, 2002 with respect to Common Stock owned as of December 31, 2001. Company representatives also orally confirmed these holdings with FMR Corp. on April 6, 2004. Fidelity Management & Research Company (“Fidelity”), an investment adviser and wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 190,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 190,000 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 190,000 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(3)	Messrs. Zuege and Price share voting power and investment power with respect to 58,650 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege and Price share voting power and investment power with respect to 236,555 shares held in the Oilgear Salaried Retirement Plan. These shares are included in the total for all directors and executive officers as a group and in the individual beneficial ownership amounts shown in the table because of the fiduciary relationships involved. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan that are not allocated to the accounts of participants. There were a minimal number of unallocated shares in the plans as of March 15, 2004; these shares are not included in the table.

        The following table sets forth information regarding the beneficial ownership of Common Stock as of March 15, 2004, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

Name	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class
Dale C. Boyke(3)	46,397	2.36%
Hubert Bursch(3)	16,659	*
Robert D. Drake(3)	24,782	1.26%
Michael H. Joyce	2,300	*
Thomas L. Misiak	3,225	*
Thomas J. Price(3)(4)	357,916	18.20%
Frank L. Schmit	4,425	*
Roger H. Schroeder	2,300	*
Michael C. Sipek(5)	2,700	*
David A. Zuege(3)(4)	425,975	21.65%
All directors and executive
officers as a group (11 persons)(3)(4)(5)	591,474	29.64%

_________________

*	Less than 1%

(1)	The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for 435 shares as to which Mr. Price has shared voting and investment power.

(2)	Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan (as of March 15, 2004) and the Oilgear Stock Retirement Plan (as of March 15, 2004), as to which such officers have voting and investment power.

(3)	Includes shares underlying options that are currently exercisable or become exercisable within 60 days and which were granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Boyke - 5,656; Mr. Bursch - 5,440; Mr. Drake – 6,327; Mr. Price – 7,857; Mr. Zuege – 12,023; and all executive officers - 37,303.

(4)	Messrs. Zuege and Price share voting power and investment power with respect to 58,650 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege and Price share voting power and investment power with respect to 236,555 shares held in the Oilgear Salaried Retirement Plan. These shares are included in the total for all directors and executive officers as a group and in the individual beneficial ownership amounts shown in the table because of the fiduciary relationships involved. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan that are not allocated to the accounts of participants. There were a minimal number of unallocated shares in the plans as of March 15, 2004; these shares are not included in the table.

(5)	400 of these shares are held in the Sipek Living Trust, dated February 5, 1999, the trustees of which are Mr. Sipek and his spouse.

        The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the federal securities laws, the Company’s directors, its executive officers and certain persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year. Messrs. Boyke, Bursch, Drake, Price and Zuege each had one late filing of a Form 4 reporting the grant of options in 2003, but each has now made all required filings. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Summary

        The following table sets forth certain information for each of the last three years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Chief Executive Officer of the Company at the end of 2003, and (2) the Company’s other four most highly compensated executive officers who were serving as such at the end of 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year
		Annual Compensation(1)		Long-term Compensation
				Awards
		Salary ($)	Bonus ($)(2)	Securities Underlying Options/SARS (#)(3)	All Other Compensation ($)(4)

DAVID A. ZUEGE	2003	$197,600	$—	5,000	$14,086
President and	2002	197,600	—	4,000	16,125
Chief Executive Officer	2001	201,609	—	5,773	13,710

HUBERT BURSCH	2003	$164,970	$—	3,000	$4,840
Vice President -		€131,147
European Operations(5)	2002	$137,704	—	2,000	6,380
		€131,147
	2001	$124,068	—	2,065	4,003
€138,049

DALE C. BOYKE	2003	$107,350	$—	3,000	$9,571
Vice President -	2002	107,350	—	3,466	8,216
Marketing and Sales	2001	109,528	—	1,932	10,389

ROBERT D. DRAKE	2003	$107,350	$—	3,000	$8,464
Vice President - International	2002	107,350	—	2,000	8,127
Operations	2001	109,528	—	1,952	10,434

THOMAS J. PRICE	2003	$108,300	$—	4,000	$8,543
Vice President, Chief Financial	2002	103,550	—	3,500	7,765
Officer and Corporate Secretary	2001	105,651	—	2,732	8,693

(1)	While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with the SEC’s regulations, since the value of these benefits did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.

(2)	No bonuses were earned in 2001, 2002 or 2003.

(3)	Consists entirely of stock options.

(4)	Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the eligible named executive officers. In 2003, the amounts of the employer contributions to the named executive officers were as follows: Mr. Zuege – $8,036; Mr. Boyke – $4,950; Mr. Drake – $3,843; and Mr. Price – $4,981. Such employer contributions are comprised of matching contributions equal to 50% of the first 2% of total compensation deferred by the participant, 25% of the next 3% of total deferred compensation and an amount equal to 20% of the market price of any Common Stock purchased by the participant through designation of the Common Stock Fund as an investment choice. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven during 2003 pursuant to the Oilgear Key Employee Stock Purchase Plan, along with the value of the below-market portion of interest for the same period, in the following amounts: Mr. Zuege – $6,050; Mr. Bursch – $4,840; Mr. Boyke – $4,621; Mr. Drake – $4,621; and Mr. Price – $3,562.

(5)	Mr. Bursch receives his compensation in Euros.

Stock Options

        The following tables set forth certain information with respect to the executive officers named in the Summary Compensation Table concerning fiscal 2003 option grants and exercises, and the number and value of options outstanding at the end of fiscal 2003. None of the executive officers named in the Summary Compensation Table received or exercised SARs during 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Individual Grants(1)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/sars Granted(#)	% of Total Options/sars Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)

DAVID A. ZUEGE	5,000	16.67%	$2.50	09/11/08	$3,454	$7,631

HUBERT BURSCH	3,000	10.00%	2.50	09/11/08	2,072	4,579

DALE C. BOYKE	3,000	10.00%	2.50	09/11/08	2,072	4,579

ROBERT D. DRAKE	3,000	10.00%	2.50	09/11/08	2,072	4,579

THOMAS J. PRICE	4,000	13.33%	2.50	09/11/08	2,763	6,105

(1)	Consists entirely of incentive stock options granted pursuant to the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors which designates the persons to be granted options, the type of option, the number of underlying shares, the option price, the date of grant and the date options are first exercisable. The exercise price of these options is 100% of the fair market value of the Common Stock on the date of grant. The options vest in accordance with the following schedule: (i) as to 50% of the underlying shares, one year from the date of grant; (ii) as to an additional 25% of the underlying shares, two years from the date of grant; and (iii) as to the remaining 25% of the underlying shares, three years from the date of grant. Upon a change in control of the Company while the optionee is employed by the Company, or the disposition of an operating unit resulting in the termination of the optionee’s employment, options that are not yet exercisable shall fully vest.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES(1)

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARS At Fiscal Year-end(#)		Value of Unexercised In-the-money Options At Fiscal Year-end($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

DAVID A. ZUEGE	—	$—	14,829	8,440	$2,900	$11,200

HUBERT BURSCH	—	—	6,048	4,517	1,450	6,430

DALE C. BOYKE	—	—	4,931	5,217	1,450	6,430

ROBERT D. DRAKE	—	—	5,964	10,452	1,450	6,430

THOMAS J. PRICE	—	—	7,298	6,434	2,538	9,178

(1)	Consists entirely of stock options.

(2)	Based upon a price of $4.16, which was the closing price on December 31, 2003 for the Common Stock on The Nasdaq Stock Market.

Retirement Plans

        The table below sets forth the estimated annual benefits payable for a participant’s lifetime (with 10 years certain) upon retirement at age 65 during 2004 for specified compensation and years of service classifications.

PENSION PLAN TABLE

	Years of Service(1)

Remuneration(2)	15	20	25	30	35

$100,000	$19,024	$25,365	$31,707	$38,048	$44,389

150,000	30,274	40,365	50,457	60,548	70,639

200,000	41,524	55,365	69,207	83,048	96,889

250,000	52,774	70,365	87.957	105,548	123,139

300,000	64,024	85,365	106,707	128,048	149,389

350,000	75,274	100,365	125,457	150,548	175,639

400,000	86,524	115,365	144,207	173,048	201,889

(1)	The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Code. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset nor the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement at December 31, 2003 or thereafter and age 65 with Covered Compensation (as defined below) of $39,444. The Oilgear Salaried Retirement Plan was frozen on December 31, 2002.

(2)	Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes total earnings plus contributions to the Oilgear Savings Plus Plan, any cafeteria plan and any flexible spending account less reimbursements for moving expenses and any income derived from the disposition of qualified stock options. Final average annual compensation is limited to $200,000 for 2002, subject to additional benefits under the Retirement Benefits Equalization Plan described below. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Zuege is currently approximately $279,828; for Mr. Boyke, $134,359; for Mr. Drake, $121,605; and for Mr. Price, $134,56. Mr. Bursch is not eligible to participate in the retirement plans described below because he receives the benefits available to the Company’s employees in Germany.

        The Oilgear Salaried Retirement Plan (the “Salaried Plan”) provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of ..009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over “Covered Compensation” (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months prior to December 31, 2002. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee’s Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. For purposes of the Salaried Plan, Mr. Zuege has accrued 35 years of benefit service; Mr. Boyke, 30 years; Mr. Drake, 21 years; and Mr. Price, 35 years.

        Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a benefit for death prior to termination of employment are provided for.

        The Company maintains a Retirement Benefits Equalization Plan (the “Equalization Plan”) for highly compensated or management employees who are designated as eligible by the Compensation Committee to restore to such individuals and their beneficiaries retirement income that would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. Mr. Zuege has been designated as an eligible participant in the Equalization Plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount that is received pursuant to the Salaried Plan and the amount that would be received if the Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of the Company’s general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors. As amended effective December 12, 2001, upon the occurrence of a change in control (as defined in the Equalization Plan) each active or retired eligible participant (or his or her beneficiary) may be entitled, at the option of the participant, to a lump sum payment of the then present value of all accrued benefits under the Equalization Plan. In the case of active eligible participants, any subsequent payments pursuant to the Equalization Plan would then be reduced to reflect the value of the prior lump sum payment.

        The trusteed defined contribution Oilgear Stock Retirement Plan (the “Stock Plan”) covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the value of the Common Stock contributed by the Company and allocated to the employees’ accounts, excluding any appreciation thereof. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

        Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company’s employees located in Germany. The program in which Mr. Bursch participates is funded by a life insurance policy owned by the Company that provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be approximately €23,517 ($29,582) per year.

Directors’Compensation

        Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting attended and a fee of $550 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no separate committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees.

        Under the Oilgear Company Deferred Directors’ Fee Plan (the “Fee Plan”) outside directors may elect to defer the cash compensation payable to them by the Company. In addition, any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company will maintain a separate account for the compensation deferred by each director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have that compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director’s death or termination as a director, the balance in his account will be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. In the event of a change of control, directors receiving benefit payments may elect to receive a lump sum payment and directors not receiving benefit payments may elect a lump sum payment or may continue to defer receipt of payments. No inside directors made deferrals pursuant to the Fee Plan during 2003.

        To promote director ownership of Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors’ Stock Plan (the “Directors’ Plan”). Each director who is otherwise eligible to receive directors’ fees is eligible to participate in the Directors’ Plan. Pursuant to the Directors’ Plan, increases in directors’ fees are payable in Common Stock and up to 30% of the remaining cash fees payable to each eligible director may be paid in stock, as determined by the director. Common Stock issued in lieu of fees pursuant to the Directors’ Plan is issued at the market price of such stock on the date of purchase. A total of 15,000 shares of Common Stock were authorized for issuance under the Directors’ Plan. The provisions of the Directors’ Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors’ Plan is terminated earlier, it will expire when all available shares under the Directors’ Plan have been issued. Each eligible director received 500 shares of Common Stock pursuant to the Directors’ Plan in 2003.

        Change of Control Agreements

        Mr. Zuege and Mr. Price have entered into change of control agreements with the Company. The agreements govern their service as executives to the Company after a change of control occurs. Under their respective change of control agreements, they agree to serve in their respective executive position capacities after a change of control occurs, and each is to devote reasonable attention and time necessary to discharge his duties thereafter. The agreements provide for initial base salaries, which comparable to their salaries before the change of control and subject to annual increases. In addition, Mr. Zuege and Price will be entitled to annual bonuses and other benefits generally available to other executive officers of the Company after the change of control.

        The agreements also provide that, after a change of control:

•	upon a good faith determination, the Company may also provide notice of its intent to terminate Mr. Zuege's or Mr. Price's employment because of a disability;

•	upon termination by the Company other than for Cause (as defined in the agreement) or by Mr. Zuege or Mr. Price for Good Reason (as defined in the agreement), each is entitled to a lump sum of two times his gross annual compensation, three years of benefits and certain outplacement services; and

•	upon termination of either Mr. Zuege or Mr. Price for Cause, each is entitled to receive any unpaid compensation through the date of termination.

        The agreements also subject Mr. Zuege and Mr. Price to confidentiality obligations, contain restrictions on their ability to compete with the Company for a period of one year following termination of their employment, and contain restrictions on soliciting the Company’s employees for a period of one year following termination of employment.

FINANCIAL PERFORMANCE GRAPH

        The following graph shows the cumulative total shareholder return on Common Stock over the last five years as compared to the returns of The Nasdaq Stock Market Index (as presented by Media General Financial Services) and the MG Manufacturing Industry Index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on January 1, 1999 and assuming reinvestment of dividends in each case.

	1999	2000	2001	2002	2003

Oilgear	$64.76	$94.20	$84.04	$31.04	$41.13

MG Group Index (Industry)	$110.46	$100.62	$100.90	$89.49	$129.01

Nasdaq Market Index	$176.37	$110.86	$88.37	$61.64	$92.68

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Principles

        The Compensation Committee has designed the Company’s executive compensation program so that executive compensation is directly linked to execution of the Company’s business strategies and initiatives, with particular emphasis on the creation of shareholder value. During 2003, the Compensation Committee was comprised of three independent directors, two of whom also served on the Company’s Executive Committee.

        There are three components of the Company’s executive compensation program: base salary, short-term incentives and long-term incentives. The principles that guide the decisions of the Compensation Committee in implementing the program include the following:

•	The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company;

•	Short-term incentives should be closely tied to the Company's operating performance; and

•	Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

Base Salary

        Base salaries for the Company’s executive officers are reviewed on an annual basis by the Compensation Committee. As part of its review, the Compensation Committee takes into account survey data relating to manufacturing firms of comparable size (measured by sales), and executive officer salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. If appropriate, salaries are also adjusted to reflect increased responsibilities due to promotion.

        The Compensation Committee sets executive officer base salaries at a level so that the competitiveness of an individual’s overall compensation package depends significantly upon the compensation earned through the Company’s short- and long-term incentive plans.

        The CEO’s salary is determined by the Compensation Committee in the same manner as that of the other executive officers of the Company.

Short-Term Incentives

        Company executive officers, including the CEO, are able to earn annual profit sharing bonuses under the Oilgear Variable Compensation Plan (the “Variable Plan”). The Variable Plan provides performance-based incentive opportunities to executive officers, non-executive officers and other key employees of the Company. In particular, the Variable Plan has been designed to respond to increasing market pressures to provide competitive compensation packages to key employees.

        During 2003, participants in the Variable Plan were entitled to receive cash incentive payments that, in total, could be up to 40% of total 2003 compensation. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual’s responsibility, ability, experience and past performance. Each bonus unit was equal to a percentage of corporate net income. Available corporate net income is defined as net income reduced by a carve out amount (4% minus the remainder of the percent return on beginning equity minus 4%, multiplied by beginning equity). Any net capital gain arising from the sale of the Leeds facility will be excluded from net income for purposes of the bonus. The return on beginning equity must be greater than 4% and the Company must have at least $1,000,000 of net income for the Company to pay any profit sharing bonuses. A basic bonus unit is equal to a percentage that increases as the return on beginning equity increases, as follows: .15% if the return on beginning equity is under 8%; an additional .005% for each 1% the return on beginning equity is greater than 7% and less than 23%; and the percent return on beginning equity divided by 100 (i.e. .23% when percent return on beginning equity is 23%) when the percent return on beginning equity is 23% or greater. To make the Variable Plan more responsive to changes in performance of individuals or groups of individuals, the Compensation Committee may increase the basic bonus by up to 50%. Financial targets are set in selected key result areas, which targets may vary by group and are changed as appropriate. Each target is worth 0 to 50 points. If a target is achieved it is worth 50 points but if only a part of the target is achieved it is worth the result of 50 points multiplied by the percentage achieved. The total points from all target goals are averaged and become the percentage used to increase the basic bonus. Key result areas include operating margins, return on assets, debt reduction, inventory turnover, and revenue growth. The Variable Plan provides that, at the discretion of the Company’s management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company’s performance as reflected in its unaudited financial statements. The Variable Plan further provides that in the event that the total bonus payable for a given year exceeds the 40% threshold described above, each participant’s bonus must be reduced on a pro rata basis. Final payment of the full bonus amounts must be made within 75 days after the end of the year, or as soon thereafter as the Company’s audit is complete. The 2003 return on beginning equity was negative, so no payments were made on the variable plan.

Long-Term Incentives

        The Company strives to align employee and shareholder interests through the maintenance of three stock-based compensation plans: the Savings Plus Plan, the Stock Retirement Plan and the Option Plan. All executive officers, including the CEO, participate in these plans, except Hubert Bursch who is not eligible to participate in the Savings Plus Plan or the Stock Retirement Plan.

        The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Common Stock fund. All of the Company’s eligible executive officers, including the CEO, participate in the Savings Plus Plan.

        Under the Stock Retirement Plan, all eligible salaried employees, including the CEO and certain other executive officers, receive a defined contribution in Common Stock that is integrated with the Savings Plus Plan and may provide an increased retirement benefit based upon the stock’s performance.

        The Option Plan is designed to reward key employees for outstanding performance by providing an opportunity and, as a result, an incentive for such employees to benefit from a future increase in the value of the Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the fair market value of the Company’s stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. On September 11, 2003, an option for 5,000 shares was granted to the CEO. In addition, options were granted to the other executive officers totaling 13,000 shares.

Compliance with Tax Regulations Regarding Executive Compensation

        Section 162(m) of the Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation’s proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear’s executive compensation program, as currently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these tax regulations as they apply to the Company’s executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable and consistent with its other compensation objectives.

Michael H. Joyce
Thomas L. Misiak
Frank L. Schmit

AUDITORS

        Representatives of KPMG LLP, the Company’s independent public accountants for 2002, 2003, and 2004, are expected to be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire to do so.

OTHER MATTERS

        The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

SHAREHOLDER PROPOSALS

        Shareholder proposals must be received by the Secretary of Oilgear no later than December 14, 2004 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to SEC Rule 14a-8. Shareholders wishing to propose any floor nominations for director or floor proposals at the 2003 annual meeting without inclusion of such proposals in Oilgear’s proxy materials must provide notice thereof to the Secretary of Oilgear no later than February 28, 2005 in order for such notice to be considered timely under the proxy rules of the Securities and Exchange Commission.

THE OILGEAR COMPANY
Thomas J. Price, Corporate Secretary
Milwaukee, Wisconsin April 12, 2004

APPENDIX A

THE OILGEAR COMPANY
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS CHARTER

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

Review and appraise the audit efforts of the Corporation’s independent auditors and any internal auditing department.

Provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

Prepare the report required by the SEC to be included in the Corporation’s annual proxy statement.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Audit Committee shall be comprised of three directors as determined by the Board upon the recommendation of a majority of the independent directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Audit Committee shall be considered independent if they have no relationship to the Corporation that may interfere with the exercise of their independence from management and the corporation, and if they satisfy the independence requirements of the NASDAQ Stock Market, Inc. (“Nasdaq”) and applicable law.

Examples of such relationships include:

•	A director owning or controlling 5% or more of the voting securities of the Corporation or any of its subsidiaries.

•	A director being employed by the Corporation or any of its affiliates for the current year or any of the past five years.

•	A director accepting any compensation from the Corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan.

•	A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Corporation or any of its affiliates as an executive officer.

•	A director being a partner in, or a controlling shareholder of an executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments that are or have been significant to the Corporation or organization in any of the past five years.

•	A director being employed as an executive of another company where any of the Corporation’s executives serve on that company’s compensation committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have the accounting or related financial management expertise required by Nasdaq, and the Corporation will endeavor to have at least one Committee member who is an audit committee financial expert as defined by SEC rules. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full committee membership.

III.	MEETINGS

The Committee shall meet periodically as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	RESPONSIBILITIES AND DUTIES

In its capacity as a committee of the Board of Directors the Audit Committee is empowered to appoint, compensate and oversee the work of the Corporation’s independent public accounting firm. It also has the power to retain independent counsel and other advisors to assist it, including the power to provide for the payment of their compensation. To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1.	Review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the organization’s annual financial statements and any reports to the public, any certification, report, opinion, or review rendered by the independent auditors, and any other report submitted to government bodies as deemed appropriate by the Committee.

3.	Review the periodic reports of the Corporation’s principal executive officer and principal financial officer required by law regarding (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls. Also review and discuss the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and management’s reports thereon.

4.	Review with financial management and the independent auditors the 10-Q and 10-K prior to its filing, particularly the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, including the selection and reporting of critical accounting policies, the quality and clarity of the forward-looking disclosures, and any significant changes in the selection or application of accounting policies and financial presentations, and review any earnings press release in advance.

INDEPENDENT AUDITORS AND ACCOUNTANTS

5.	Select the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent public accountants. On at least an annual basis, the Committee should review and discuss with the auditors all permitted non-audit services and all significant relationships the auditors have with the Corporation to determine the auditors’ objectivity and independence, including the audit firm’s compliance with all applicable audit partner rotation requirements. Present to the Board of Directors the Audit Committee’s conclusions with respect to the independence of the outside auditing firm. Establish policies for the hiring of employees and former employees of public accounting firms.

6.	Approve in advance all audit services and non-audit services provided by the independent accounting firm, subject to any de minimis exceptions authorized by rules of the Nasdaq and SEC.

7.	Approve the fees to be paid to the independent public accountants for audit and non-audit services.

8.	Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, including the auditor’s report of critical accounting policies to be used and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management (including the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditing firm).

9.	Review the performance of the independent auditors, including any written communications between the independent auditors and Corporation management (such as any management letter or schedule of unadjusted differences and management’s response thereto), and approve any proposed discharge of the independent auditors when circumstances warrant.

10.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

FINANCIAL REPORTING PROCESSES

11.	Establish and maintain procedures, consistent with Nasdaq rules and applicable law, for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and regarding the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

12.	In consultation with the independent auditors and the Corporation’s principal executive and financial officers, review the quality and integrity of the organization’s financial reporting processes, both internal and external. Discuss any material financial or non-financial arrangements of the Corporation which do not appear on its financial statements, together with any changes in accounting principles. Recommend to the Board of Directors whether or not the audited financial statements should be included in the Form 10-K.

13.	Consider the independent auditor’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

14.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors or management.

PROCESS IMPROVEMENT

15.	Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management preparation of the financial statements and the view of each as to appropriateness of such judgments.

16.	Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17.	Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

18.	Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

ETHICAL AND LEGAL COMPLIANCE

19.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

20.	Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, report and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

21.	Review and approve all related party transactions, subject to any exceptions permitted by Nasdaq rules.

22.	Review the need for, activities, organizational structure, and qualifications of the internal audit function.

23.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

24.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

25.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX B

THE OILGEAR COMPANY
NOMINATING COMMITTEE
OF THE
BOARD OF DIRECTORS CHARTER

I.	PURPOSE

        The purposes, powers and functions of the Nominating Committee are:

A.	to seek out and consider individuals to serve as directors of the corporation and to recommend to the Board of Directors candidates for election to the board and to fill any vacancies that occur between annual meetings;

B.	to make recommendations to the Board of Directors regarding the size and composition of the board, the frequency of meetings of the board, board tenure requirements including mandatory retirement age, and board committee structure and assignments; and

C.	to make recommendations to the Board of Directors regarding compensation of board members for serving on the board and on board committees.

II.	COMPOSITION AND PROCEDURES

        The Nominating Committee shall be comprised of at least three directors, all of whom shall be persons who are not officers or employees of the corporation and who are otherwise independent under the listing requirements of The Nasdaq Stock Market. Nominating Committee members shall be appointed by the board, which shall designate one member of the Nominating Committee as its chair. The board shall have the power at any time to change the membership of the Nominating Committee and to fill vacancies on the Nominating Committee. Members of the Nominating Committee shall serve until their resignation, retirement, or removal by the board, or until their successors are appointed.

        The Nominating Committee shall meet at least once each year and shall hold such other meetings (in person or by conference telephone) as may be called by its chair or any two members of the Nominating Committee. A majority of the members of the Nominating Committee shall constitute a quorum for the transaction of all business of the Nominating Committee.

        The Nominating Committee shall keep minutes of its proceedings, which shall be available for review by the entire board. At the first regular meeting of the board following any meeting of the Nominating Committee, the chair of the Nominating Committee or his or her delegate shall report to the full board on the matters considered and actions taken at the last meeting of the Nominating Committee.

III.	AUTHORITY AND RESPONSIBILITIES

A. RECOMMEND NOMINEES FOR ELECTION OR APPOINTMENT AS DIRECTORS

        The Nominating Committee shall recommend to the board the director nominees for inclusion in the corporation’s proxy statement with respect to the next annual meeting of shareholders and persons to fill any vacancies on the board that occur between annual meeting proxy statements. In carrying out this responsibility, the Nominating Committee shall:

1.	Assist the board in developing criteria for the board in selecting nominees or appointees to the board, including such qualities as integrity, independence, diligence, experience, diversity, wisdom, educational and professional background, financial literacy and expertise, and knowledge of the corporation’s business and industry, as well as the willingness and ability to devote adequate time to board responsibilities;

2.	Assist the board in seeking to assure that particular talents, skills, experience and other characteristics that are needed to maintain or increase the board’s effectiveness are possessed by an appropriate combination of directors;

3.	Receive and evaluate director reports regarding significant changes in job responsibilities or acceptance of director positions with additional public companies to assist the board in evaluating any potential changes in independent director status, any potential conflicts of interest, whether the additional responsibilities may create too many competing demands on the director’s time, and other relevant factors;

4.	When appropriate, conduct searches for prospective board members whose skills and other attributes meet those criteria;

5.	Consider nominees submitted to the board or the Nominating Committee by shareholders, directors, and management, and recommend any desirable changes in the corporation’s policies and procedures for receiving and evaluating nominations from shareholders.

B. RECOMMEND APPOINTMENTS TO BOARD COMMITTEES

        The Nominating Committee, after consultation with the CEO and giving consideration to the desires of individual board members, shall recommend the directors to be appointed or reappointed by the board to the various committees of the board. The Nominating Committee shall consider, among other factors, the desired qualifications for membership on each committee, the availability of each director to meet the time commitments required for effective membership on the particular committee, and any applicable legal requirements or listing criteria.

C. ADVISE ON DIRECTOR COMPENSATION

        The Nominating Committee shall review annually and advise the board with respect to the corporation’s director compensation practices (including compensation for service on board committees) in relation to other public companies of comparable size and within the same industry.

D. ENGAGEMENT OF ADVISORS

        The Nominating Committee shall have the authority to retain and terminate any search firm used to identify director candidates and shall have authority to approve such search firm’s fees and other retention terms. The Nominating Committee shall also have authority to obtain advice and assistance from compensation consulting firms and from internal or external accounting, legal or other advisors and to approve the compensation thereof. The Nominating Committee may request any officer or employee of the corporation or the corporation’s outside counsel to attend any meeting of the Nominating Committee or to meet with any member of, or consultants to, the Nominating Committee.

THE OILGEAR COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 11, 2004
2:00 P.M.

THE OILGEAR COMPANY
CORPORATE OFFICE
2300 South 51st Street
Milwaukee, Wisconsin 53219

THE OILGEAR COMPANY
2300 South 51st Street, Milwaukee, WI 53219	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2004.

This proxy also provides voting instructions for shares held in the various plans of the Company as described in the Proxy Statement. If your name is not included in each plan or any other account in an identical manner, you may receive more than one set of proxy materials. Please sign and return all proxy cards you receive.

If no choice is specified, the proxy will be voted "FOR" all nominees listed in Proposal 1.

By signing the proxy, you revoke all prior proxies and appoint David A. Zuege and Thomas J. Price, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and any adjournments thereof.

See reverse for voting instructions.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.

1. Election of directors:	01 Dale C. Boyke 03 Michael C. Sipek	02 Frank L. Schmit	[ ] Vote FOR all nominees (except as marked)	[ ] Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof, as described and set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1.

Address Change? Mark Box [ ] Indicate Changes Below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.